Exhibit 99.1

Glacier Bancorp, Inc. Issues $35.0 Million of Trust Preferred Securities

          KALISPELL, Mont., Feb. 1 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc., (Nasdaq: GBCI), announced today that it has completed the sale of trust preferred securities in the aggregate amount of $35.0 million.  The securities were issued by an unconsolidated special purpose business trust formed by Glacier and were sold in pooled offering.

          The trust preferred securities sold have a fixed rate of interest, set at 6.078%, for five years, after which the rate converts to a floating rate of interest which is reset quarterly, equal to 3-month LIBOR plus 1.29%.

          Glacier intends to use the proceeds from the sale of the securities for general corporate purposes including possible future stock repurchases, acquisition opportunities and redemption of existing trust preferred securities.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

          Headquartered in Kalispell, Montana, Glacier conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank of Coeur d’Alene located in Idaho, Utah and Washington, Citizens Community Bank of Pocatello located in Idaho, and First National Bank-West of Evanston in Wyoming.

          Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors.  Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation.  Glacier assumes no obligation for updating any such forward-looking statements at any time.

SOURCE  Glacier Bancorp, Inc.
          -0-                                                  02/01/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both for Glacier Bancorp, Inc./